Exhibit 99.1

BPZ Energy Announces Closing of $88 Million Registered Offering of Common Stock

On Tuesday June 30, 2009, 11:57 am EDT

HOUSTON—(BUSINESS WIRE)—BPZ Resources, Inc. (NYSE AMEX:BPZ) announced today that it closed its previously announced sale of approximately 18.8 million shares of its common stock at $4.66 per share in a registered offering of common stock. Net proceeds to the Company from the offering, after payment of placement agent fees and offering expenses, were approximately $84 million.

The Company intends to use the net proceeds from this offering primarily to fund the ongoing oil development in the Corvina and Albacora oil fields in the Company’s offshore Block Z-1, a second platform for the Corvina field, certain capital expenditures needed to meet obligations related to the license contracts in the Company’s Blocks XIX, XXII and XXIII, and general corporate purposes consistent with the Company’s operating plan as described in its public filings.

Canaccord Adams Inc. acted as lead placement agent for the offering along with Pritchard Capital Partners, LLC, and Raymond James and Associates, Inc. In addition, Rodman & Renshaw, LLC, and Wunderlich Securities, Inc. assisted as agents in the transaction.

Manolo Zúñiga, President and Chief Executive Officer, commented, “This equity raise places BPZ in a position to expedite the development of its assets in Peru. This additional access to capital takes the financing overhang off the Company and gives us the needed capital to accelerate development of both our offshore and onshore assets.”

Additional Information

Following the closing of this registered offering, the Company has 113,241,584 shares of common stock issued and outstanding, with fully diluted shares of 117,135,932. The fully diluted shares include the potential effect of vested and unvested options, and restricted stock outstanding.

A shelf registration statement relating to these securities was previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the base prospectus and prospectus supplement (once filed) can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or via written request to BPZ Resources at Two Westlake, 580 Westlake Park Boulevard, Suite 525, Houston, TX 77079, Attention Investor Relations.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a ten percent working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of a gas-to-power project for sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These

forward-looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially including, among other things, the success of our ongoing financing efforts, final documentation and execution of debt financing documents with IFC and Natixis, use of proceeds, accuracy of well test results, satisfaction of well test period requirements, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

Contact:

BPZ Resources
Director; Investor Relations
Greg Smith, 281-556-6200
greg_smith@bpzenergy.com